Exhibit 99.1

Watsco Reports 2008 Operating Results

Boosts Dividends on Record Cash Flow

COCONUT GROVE, Florida — (BUSINESS WIRE), February 17, 2009 — Watsco, Inc. (NYSE:WSO) today reported its results for the year and fourth quarter ended December 31, 2008. Watsco is the largest independent distributor of air conditioning, heating and refrigeration products.

Full Year Results

Earnings per share were $2.18 per diluted share on net income of $60.4 million. Revenues were $1.7 billion, a 3% decrease versus last year. On a same-store basis, revenues declined 10%, reflecting a 10% decline in sales of HVAC equipment (44% of sales), an 11% decline in sales in other HVAC products (43% of sales) and a 5% decline in sales of commercial refrigeration products (13% of sales). Sales results also reflect an improving revenue mix of high-efficiency and environmentally-sensitive air conditioning and heating systems. From an end-market point of view, results include flat sales to the residential replacement market, a single-digit decline in the commercial market and a sharp decrease in sales to new housing.

Gross profit was $442 million, a 1% decline versus last year, and gross profit margin improved 60 basis-points to a record 26.0% (26.1% on a same-store basis). Selling, general and administrative (SG&A) expenses were $343 million and declined 5% on a same-store basis. Operating income was $99 million with operating margin of 5.8% (6.0% on a same-store basis). Interest expense decreased 36% to $2.0 million from lower average daily borrowings.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer stated, “We are pleased with Watsco’s financial performance in this unprecedented market environment and our ability to once again generate record annual cash flow. We are also encouraged by the improving sales mix of more energy-efficient and environmentally friendly products, which bodes well for the long-term potential of the replacement market for HVAC products. Watsco has placed a strong focus on promoting these products and the improved sales mix in 2008 is a direct result of these efforts. We are also pleased that our balance sheet and our overall financial position strengthened further in 2008, allowing us to act and think conservatively with a long-term focus, and also positions us to take advantage of investment opportunities to grow our business.”

These 2008 results reflect the benefit of profit-improvement activities, including programs to enhance gross profit margin, facility rationalization, cost reduction and other efficiency initiatives. The Company estimates these activities contributed approximately $30 million to pre-tax income during 2008 and expects another $8 million of savings during the first half of 2009. In light of the current market environment, the Company continues to take additional profit-improvement activities incremental to those implemented in 2008.

Mr. Nahmad added: “The new economic stimulus legislation also provides opportunities for us and our industry. The legislation provides tax credits to homeowners for adding high-efficiency air conditioners or furnaces, covering 30% of the costs up to a total of $1,500. This tax credit, along with local utility rebates currently offered to consumers for upgrading their air conditioning systems, provides us and our contractor customer an additional opportunity to enhance the sales penetration of high-efficiency systems.”

Fourth Quarter Results

Earnings per share were 12 cents per diluted share on net income of $3.3 million. Revenues were $335 million and declined 15% on a same-store basis. Gross profit was $86 million and gross profit margin improved 40 basis-points to a record 25.8%. Selling, general and administrative (SG&A) expenses were $81 million, a 10% decline in comparison to last year. Operating income was $5.8 million with operating margin of 1.7%. Interest expense decreased 63% to $.4 million from lower average daily borrowings.

It is important to note the first and fourth quarters of each calendar year are the seasonal low points for sales and profits; accordingly, the Company’s financial results are disproportionately affected by the impact of homebuilding and general economic conditions during these periods. Conversely, the Company’s financial performance and overall profitability has historically been less sensitive to these factors during second and third quarters of each calendar year due to larger size and higher relative profitability of the replacement market for air conditioning, heating and refrigeration systems.

Cash Flow and Dividends

Watsco generated a record $113 million of operating cash flow during 2008 ($4.09 per diluted share) versus $107 million during 2007. For the fourth quarter, Watsco generated $76 million of operating cash flow compared to $71 million last year. Free cash flow (operating cash flow less capital expenditures) was a record $110 million or $3.96 per diluted share in 2008 compared to $3.63 in 2007. Cash generated in 2008 was used to pay increasing dividends of $49 million (a 34% increase to $1.75 cents per share for the year) marking the seventh consecutive year of increase, debt reduction of $34 million and share repurchases of $5 million. From a long-term perspective, Watsco’s operating cash flow from 2000 through 2008 was approximately $610 million compared to net income of approximately $440 million, surpassing the Company’s stated goal of generating cash flow greater than net income.

At the end of 2008, cash and cash equivalents were $41 million, long-term debt under the Company’s five-year $300 million revolving credit facility was $20 million and shareholders’ equity was $571 million. In February 2009, Watsco’s Board of Directors approved a 7% increase in the quarterly dividend rate to 48 cents per share from 45 cents per share, which will be reflected in the Company’s next regular dividend declaration in April 2009.

“We are pleased with the unprecedented record level of cash flow generated during 2008 and that our shareholders can participate directly through increasing dividends,” Mr. Nahmad added.

Mr. Nahmad further said: “Our long-term focus remains the building of our network. Since our distribution strategy began in 1989, our revenues have grown from $64 million to $1.7 billion and our market capitalization has grown more than 60-fold. It’s a great track record, but Watsco remains a work in process as our market share is just 8% of the estimated $26 billion market for HVAC/R products. We are fortunate to have a strong and liquid financial position to allow us to consider almost any opportunity that comes our way.”

Conference Call

Watsco is hosting a conference call to discuss its earnings results for the fourth quarter and year ended December 31, 2008 today at 10:00 a.m. (ET). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (877) 391-0532. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 417 locations serving over 40,000 customers in 34 states. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on its website at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues	$334,791	$397,635	$1,700,237	$1,758,022
Cost of sales	248,534	296,487	1,258,243	1,311,037

Gross profit	86,257	101,148	441,994	446,985
Gross profit margin	25.8%	25.4%	26.0%	25.4%

SG&A expenses	80,505	89,352	343,386	335,831

Operating income	5,752	11,796	98,608	111,154
Operating margin	1.7%	3.0%	5.8%	6.3%

Interest expense, net	404	1,078	2,018	3,172

Income from continuing operations before income taxes	5,348	10,718	96,590	107,982
Income taxes	2,005	4,019	36,221	40,493

Net income from continuing operations	3,343	6,699	60,369	67,489
Loss from discontinued operations, net of income taxes	—	(34)	—	(1,912)

Net income	$3,343	$6,665	$60,369	$65,577

Basic net income (loss) per share for Common and Class B common stock (1):
Net income from continuing operations	$0.13	$0.26	$2.28	$2.57
Net loss from discontinued operations	—	—	—	(0.07)

Net income	$0.13	$0.25	$2.28	$2.49

Diluted net income (loss) per share for Common and Class B common stock:
Net income from continuing operations	$0.12	$0.24	$2.18	$2.43
Net loss from discontinued operations	—	—	—	(0.07)

Net income	$0.12	$0.24	$2.18	$2.36

Weighted-average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,527	26,248	26,453	26,297
Diluted	27,742	27,647	27,736	27,824

Notes:	(1) Earnings per Common and Class B common share are calculated on an individual basis and, because of rounding, the summation of earnings from continuing operations and earnings from discontinued operations may not equal the amount calculated for earnings as a whole.
(2) Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months.
(3) Earnings per share, net income and operating cash flow amounts in the attached press release represent the financial results of continuing operations and exclude discontinued operations.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Cash and cash equivalents	$41,444	$9,405
Accounts receivable, net	151,317	178,415
Inventories	250,914	288,149
Other	13,028	13,203

Total current assets	456,703	489,172

Property and equipment, net	24,209	26,904
Other	235,149	234,037

Total assets	$716,061	$750,113

Accounts payable and accrued expenses	$107,556	$129,089
Current portion of long-term obligations	268	275

Total current liabilities	107,824	129,364

Borrowings under revolving credit agreement	20,000	54,000
Deferred income taxes and other liabilities	17,577	16,792

Total liabilities	145,401	200,156

Shareholders’ equity	570,660	549,957

Total liabilities and shareholders’ equity	$716,061	$750,113

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